Exhibit 99.1

Silo Pharma Announces Expansion of Intellectual Property Portfolio

Silo Receives Issuance of U.S. Patent Covering SPC-15 Method for Treatment and Prevention of Stress-Induced Affective Disorders

ENGLEWOOD CLIFFS, NJ, Feb. 02, 2023 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (Nasdaq: SILO) (“the Company”), a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research, today announced that the U.S. Patent and Trademark Office (USPTO) today issued U.S. Patent 11,491,120, titled “Pharmacological Prophylactics Against Stress-Induced Affective Disorders In Females.” The allowed claims protect the use of portfolio drug SPC-15 in a method of treating stress-induced affective disorders including anxiety and post-traumatic stress disorder (PTSD).

“After a comprehensive review by USPTO, we are pleased with the scope of the granted claims offering further protection for our novel SPC-15 technology and its market potential for anxiety, PTSD, and related disorders,” said Eric Weisblum, Chief Executive Officer

Through its commercial evaluation license agreement with Columbia University, the Company holds an option to license certain assets currently under development by Columbia, including potential treatments for stress-induced affective disorders and Alzheimer’s disease.

SPC-15 is a targeted prophylactic using ketamine compositions as a method of treatment and prevention for stress-induced affective disorders including PTSD. The treatment predicts levels of severity or progression of such disorders and their metabolomic biomarkers’ response to pharmacological treatments.

With the patent announced today, the Company expands its intellectual property and technology rights for the treatment of rare diseases,

About Silo Pharma

Silo Pharma. Inc. is a development-stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as PTSD, Alzheimer’s disease, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the healthcare industry. For more information, visit www.silopharma.com.

Forward-Looking Statements

All statements other than statements of historical fact in this announcement are forward-looking statements that involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s filings with the SEC.

Contact

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